Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet, Inc. Completes Planned Reincorporation in Delaware

LOS ANGELES, CA, SEPTEMBER 3, 2008 – RadNet, Inc. (NASDAQ:RDNT), a national leader in providing high-quality, cost-effective diagnostic imaging services through a network of owned and operated outpatient imaging centers, completed its reincorporation in the State of Delaware from the State of New York on September 3, 2008.  The reincorporation did not result in any change to the company’s name, ticker symbol, CUSIP number, business, management, executive officers, assets, liabilities or net worth.

“We’re pleased to complete the reincorporation, and we thank RadNet, Inc. shareholders for their support,” said Howard G. Berger, M.D., Chief Executive Officer of RadNet, Inc.

The RadNet New York shareholders approved the reincorporation at the conclusion of the annual meeting of shareholders on June 12, 2008.  In the reincorporation, each outstanding share of common stock of RadNet New York was converted into one share of common stock of RadNet Delaware, and RadNet New York ceased to exist as a separate legal entity.  Stockholders do not need to exchange their stock certificates.

About RadNet, Inc.

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 164 fully-owned and operated outpatient imaging centers. RadNet’s core markets include California, Delaware, Maryland, New York and Florida.  Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 4,000 employees.  For more information about our company and services, please visit our website at http://www.RadNet.com/.

CONTACTS:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

Integrated Corporate Relations, Inc.
John Mills, 310-954-1105
jmills@icrinc.com